Stock Option Exchange Program

May 2012

By the end of our session you should be familiar with

- Basic Terminology
- Program objective
- Program design elements
- Election process
- Timeline, including deadline
- Where to go for questions

Basic Terminology

Basic Terminology

- Stock Option – A right, but not the obligation, to buy stock at a specified price on or after a specific date.
- Exercise price – The price at which an underlying security is purchased. The exercise price is set in advance. The difference between the exercise price and the market price at the time the option is exercised is what gives the option value.
- Underwater (aka "out-of-the-money")– A condition when the exercise price of a stock option is higher than the market price of the stock (so that it cannot be exercised for a profit).

Basic Terminology

- Vesting – Refers to the period of time over which an option becomes exercisable.
- Expiration Date – Is the last date on which you can exercise your option, generally that will be seven years from the grant date (provided that you are still employed by ReachLocal or one of its subsidiaries).
- Exchange ratio – The relationship between the number of shares underlying an eligible option that is exchanged and the number of shares underlying the replacement option. For example, if the exchange ratio is 2 to 1, you will need to give up (exchange) an option covering two shares to receive a replacement option covering one share.

Program Objective

Program Objective

- As you know, we have experienced a significant decline in our stock price over the last year. We realize that many of you have options that are deeply out-of-the-money (meaning that the exercise price is well below the current stock price) and we understand that can be both very disheartening and demotivating.
- Management and the Board have, at length, considered how to balance the needs of our incredible employees against what is fair to our shareholders.

Program Objective

- The basic idea of the program is to enable employees to exchange their eligible out-of-the-money stock options for a new "replacement" stock option grant at the current fair market value. It is intended that the new option will have roughly the same value as the out-of-the-money option, which means that the replacement option will be for fewer shares, given that its exercise price will be lower. In addition, the vesting of the replacement options will start from scratch.

Program Design Elements

Program Design Elements

- Eligible Employee – All non-executive employees who have options with an exercise price at or above $10.91 per share, and who remain employees of ReachLocal or one of its subsidiaries through the completion of the stock option exchange program

- Eligible Stock Option – Options with exercise prices at or above $10.91 per share

- Exchange Ratios – Eligible employees can elect to exchange underwater options for fewer replacement options that carry an approximately equivalent value

Program Design Elements - Exec

- Eligible Employee – All non-executive employees who have options with an exercise price at or above $16.71 per share, and who remain employees of ReachLocal or one of its subsidiaries through the completion of the stock option exchange program

- Eligible Stock Option – Options with exercise prices at or above $16.71 per share

- Exchange Ratios – Eligible employees can elect to exchange underwater options for fewer replacement options that carry an approximately equivalent value

Program Design Elements - Continued

- Exercise Price – Replacement options will have an exercise price equal to the closing price of our stock on the grant date, which will be the final day of the option exchange

- Terms of Replacement Options – Replacement options will have a new vesting schedule and a new seven-year term

- Vesting Schedule – The replacement option will vest 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal installments monthly thereafter over the subsequent 42 months (for a total vesting period of 4 years), subject to continued employment with ReachLocal or it subsidiaries

Program Design Elements – Continued - Exec

- Exercise Price – Replacement options will have an exercise price equal to the greater of (i) the closing price of our stock on the grant date, which will be the final day of the option exchange, and (ii) $13 per share

- Terms of Replacement Options – Replacement options will have a new vesting schedule and a new seven-year term

- Vesting Schedule – The replacement option will vest 12.5% on the six-month anniversary of the replacement option grant date and in substantially equal installments monthly thereafter over the subsequent 42 months (for a total vesting period of 4 years), subject to continued employment with ReachLocal or it subsidiaries

Program Design Elements - Continued

- Grant-by-Grant Flexibility – Eligible employees can exchange one option grant and not another, but may NOT exchange a portion of an option grant

Additional Eligibility Requirements

ReachLocal

- To be eligible, you must remain an employee (and not a consultant) through the close of the stock option exchange program
- Employees terminated prior to the close of the stock option exchange program will be ineligible
- Approximately 515 employees are eligible to participate in the stock option exchange program

Exchange ratios vary by exercise price

ReachLocal

Exercise Price Ranges – Existing Options	Exchange Ratios
$10.91 – $13.48	1.25 to 1
$16.70 - $17.02	1.45 to 1
$20.98 - $22.46	1.75 to 1
$25.51	2.0 to 1

Exchange ratios vary by exercise price - Exec

Exercise Price Ranges – Existing Options	Exchange Ratios
$16.71 - $20.00	1.15 to 1
$20.01 – 22.46	1.45 to 1

Exchange Example

Assumptions:

- 3 existing option grants each covering 100 shares of our common stock with corresponding per share exercise prices of $7.86, $13.00 and $16.71

If you elect to participate in the stock option exchange program:

a) You will only be able to elect to exchange your two existing options with per-share exercise prices of $13.00 and $16.71 for replacement options
b) You will not be able to exchange your existing option with a per share exercise price of $7.86 for a replacement option because the exercise price is below $10.91

Exchange Example - Exec

Assumptions:

- 2 existing option grants each covering 100 shares of our common stock with corresponding per share exercise prices of $7.86 and $22.46

If you elect to participate in the stock option exchange program:

a) You will only be able to elect to exchange your existing option with a per-share exercise price of $22.46 for a replacement option

b) You will not be able to exchange your existing option with a per share exercise price of $7.86 for a replacement option because the exercise price is below $16.71

Exchange Example – Continued

ReachLocal

Under these facts, the table below shows the number of shares subject to each replacement option you would receive were you to elect to participate in the stock option exchange program.

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option	Exchange Ratio	Shares Subject to Replacement Option
$13.00	100	1.25 to 1	80
$16.71	100	1.45 to 1	68

Exchange Example – Continued - Exec

Under these facts, the table below shows the number of shares subject to the replacement option you would receive were you to elect to participate in the stock option exchange program.

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option	Exchange Ratio	Shares Subject to Replacement Option
$22.46	100	1.45 to 1	68

Participation is voluntary

- Nobody is required to participate in the stock option exchange program

Process Overview

Process Overview – **May 29 – June 25, 2012, 11:59 p.m. Pacific Time**

Log in to the stock option exchange website using your ReachLocal email address and your 4 digit birth year (yyyy) and the last 4 digits of your social security number

Welcome Screen – Review important documents for detailed information on the stock option exchange program

Election Form – Review stock options eligible for exchange and make decisions with respect to eligible stock options

Process Overview – Continued



Election Exchange Review – Review elections you made on the Election Form
Election Confirmation Statement – Print Election Confirmation and retain for your records
An email confirmation will also be sent to your email address on file

Stock Option Exchange Tool

Navigation

- Do not use your browser Back and Forward buttons
  - Use the navigation buttons built into the application

Supported Browsers

- Internet Explorer, Chrome, Safari and Firefox are "supported" browsers

Timeout

- Your session will end with ten (10) minutes of inactivity – nothing is saved unless you complete the election process through to confirmation

Timeline

Timeline – **May 29 – June 25**, 2012, 11:59 p.m. Pacific Time

ReachLocal

- Launch – May 29, 2012
- Deadline – 11:59 p.m. PST, June 25, 2012 – no exceptions, unless offer is extended by ReachLocal
- The last election, as of the deadline, represents your final, irrevocable decision
- Replacement options will be granted on June 25, 2012 and will be visible in BAML accounts by the end of August

Where to go for Questions?

Questions

Advice

- ReachLocal and/or any independent firms hired by ReachLocal with respect to the offer cannot give legal, tax or investment advice with respect to the offer. You are being advised to consult with your own legal, tax and investment advisors as to the consequences of participating or not participating in the stock option exchange program.

Website

- Please visit the stock option exchange program website at https://reachlocal.equitybenefits.com to obtain copies of the offering materials

Q&A

- Please review the Frequently Asked Questions (FAQ) document accessible on the stock option exchange program website for common questions

Questions

Tender Offer (TO) Statement

- Access the formal Schedule TO, filed with the SEC, from the launch email, the stock option exchange program website, or at http://www.sec.gov

Ask the Stock Administration Team

- Email - optionexchangequestions@reachlocal.com

- We're targeting a response time of within 24 hours. Depending on volume, the response time may differ, especially during the first and last weeks of the stock option exchange program.

The End